Exhibit 5.1

[CLIFFORD CHANCE LETTERHEAD]

August 26, 2008

Alesco Financial Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Re:        Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Alesco Financial Inc., a Maryland corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 2,500,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued under the Company’s 2006 Long-Term Incentive Plan (the “Plan”).

In rendering the opinion expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan and certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

Based upon and subject to the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the Plan Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Plan and the applicable award agreements, will be (assuming that, upon issuance, the total number of the shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its charter) validly issued, fully paid and non-assessable.

The opinion set forth herein relates only to the Maryland General Corporation Law. We draw to your attention that the members of our firm are not admitted to practice law in the State of Maryland. We express no opinion (A) as to the enforceability of forum selection clauses in the federal courts or (B) with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We undertake no obligation to update this letter in the event that there is either a change in the legal authorities, facts or documents on which this letter is based or an inaccuracy in any of the representations or warranties upon which we have relied in rendering the opinion set forth herein.

No one other than the addressee hereof shall be entitled to rely upon the opinion set forth herein. This letter is not intended to be employed in any transaction other than the one described above, and is being delivered to you on the understanding that neither it nor its contents may be published, communicated or otherwise made available, to any other entity without our prior written consent in each instance.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP